Exhibit 4.4

EXTENSION AGREEMENT

This EXTENSION AGREEMENT (this “Agreement”) is made as of this 13th day of June, 2007 by and among

BANK OF AMERICA, N.A. (the “Lender”), a national banking association and successor by merger to Fleet Retail Finance, Inc., with offices at 100 Federal Street , Boston, MA 02110,

and

BAKERS FOOTWEAR GROUP, INC., f/k/a Weiss and Neuman Shoe Co. (the “Borrower”), a Missouri corporation with its principal executive offices at 2815 Scott Avenue, Suite C, St. Louis, Missouri 63103,

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

RECITALS:

A.       Reference is made to that certain Second Amended and Restated Loan and Security Agreement (as amended, the “Loan Agreement”) dated as of August 31, 2006 between the Borrower and the Lender, and that certain First Amendment to Second Amended and Restated Loan and Security Agreement (the “First Amendment”) dated as of May 17, 2007 between the Borrower and the Lender.

B.        The Borrower has requested that the Lender agree to extend certain provisions in the First Amendment until September 30, 2007 and the Lender has agreed to do so on the terms and conditions set forth herein.

Accordingly, the Borrower and the Lender agree as follows:

1.          Definitions. Terms defined in the Recitals shall be incorporated herein as therein defined. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

2.          Permitted Subordinated Indebtedness. The Lender hereby acknowledges that the Indebtedness to be incurred by the Borrower in the aggregate amount of $4,000,000 under the Subordinated Convertible Debenture Purchase Agreement dated as of the date hereof with the investors named therein, some of which are Affiliates, and the Subordinated Convertible Debenture Due June 30, 2012 issued thereunder constitute “Permitted Subordinated Indebtedness” under the Loan Agreement and that the transactions contemplated thereby constitute the sale of common stock and a Stock Sale for purposes of clause (y) of the proviso to clause (ii) of Section 10.6.

3.          Consent. Subject to satisfaction of the conditions to effectiveness set forth in Section 6 below, the Lender hereby agrees that solely for the period from the date hereof through and including September 30, 2007, the Borrower shall be required to maintain Availability at all times of not less than $250,000.00. On and after October 1, 2007, the Borrower shall be required to comply with Exhibit 5.11(a) as in effect prior to the date of the First Amendment and this Agreement.

4.          Additional Acknowledgments And Representations. As an inducement for the Lender to execute this Agreement, the Borrower hereby represents and warrants that as of the date hereof no Suspension Event has occurred and is continuing.

5.          Ratification Of Loan Documents; No Claims Against Lender. Except as provided herein, all terms and conditions of the Loan Agreement and of the other Loan Documents remain in full force and effect. The Borrower hereby ratifies, confirms, and re-affirms all and singular the terms and conditions, including execution and delivery, of the Loan Documents. There is no basis nor set of facts on which any amount (or any portion thereof) owed by the Borrower to the Lender could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, off set, or defense (or other right, remedy, or basis having a similar effect) available to the Borrower with regard to the Liabilities of the Borrower to the Lender; nor is there any basis on which the terms and conditions of any of the Liabilities of the Borrower to the Lender could be claimed to be other than as stated on the written instruments which evidence such Liabilities. To the extent that the Borrower has (or ever had) any such claims against the Lender, it hereby affirmatively WAIVES and RELEASES same.

6.          Conditions To Effectiveness. This Agreement shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Lender:

6.1          This Agreement shall have been duly executed and delivered by the respective parties hereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender;

6.2          All action on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this Agreement shall have been duly and effectively taken and evidence thereof satisfactory to the Lender shall have been provided to the Lender;

6.3          The Borrower shall have paid to the Lender all fees and expenses then due and owing pursuant to the Loan Agreement including, without limitation, the extension fee pursuant to that certain Extension Fee Letter dated as of even date herewith; and

6.4          The Borrower shall have provided such additional instruments and documents to the Lender as the Lender and Lender’s counsel may have reasonably requested, each in form and substance satisfactory to the Lender.

7.	Miscellaneous.

7.1          This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

7.2          This Agreement expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

7.3          Any determination that any provision of this Agreement or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Agreement.

7.4          The Borrower shall pay on demand all reasonable costs and expenses of the Lender, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution, and delivery of this Agreement.

7.5          THIS AGREEMENT SHALL BE CONSTRUED, GOVERNED, AND ENFORCED PURSUANT TO THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL TAKE EFFECT AS SEALED INSTRUMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and their seals to be hereto affixed as of the date first above written.

BAKERS FOOTWEAR GROUP, INC.

By:	/s/ Lawrence L. Spanley, Jr.
Name:	Lawrence L. Spanley, Jr.
Title:	Executive Vice President, CFO

BANK OF AMERICA, N. A.

By:	/s/ David C. Storer
Name:	David C. Storer
Title:	Vice President

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